Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com
Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com
For Immediate Release
The Toro Company Reports Results for the First Quarter of Fiscal 2024
Continued Strength in Demand Across Construction, and Golf and Grounds Markets
Company Reaffirms Full-Year Fiscal 2024 Guidance
•First-quarter net sales of $1.00 billion, compared to $1.15 billion in the same period of fiscal 2023
•First-quarter reported diluted EPS of $0.62, compared to $1.01 in the same period of fiscal 2023
•First-quarter *adjusted diluted EPS of $0.64, compared to $0.98 in the same period of fiscal 2023
BLOOMINGTON, Minn.—(BUSINESS WIRE) — March 7, 2024—The Toro Company (NYSE: TTC), a leading global provider of solutions for the outdoor environment, today reported results for its fiscal first quarter ended February 2, 2024.
“The first quarter aligned with our expectations, as we drove exceptional top-line growth for our underground and specialty construction, and golf and grounds businesses,” said Richard M. Olson, chairman and chief executive officer. "This performance was the result of continued strong demand for these products and the strategic actions we’ve taken to increase output with more stable supply. The strength in these areas was offset by lower shipments of zero-turn mowers, as expected, given elevated field inventories heading into the fiscal year, and lower shipments of snow and ice management products due to below-average snowfall activity. At the same time, our team drove productivity gains that offset higher material costs, operating with resiliency and agility as we continued to align costs and production to demand trends.”
OUTLOOK
“Our innovation leadership in attractive end markets, strong business fundamentals, and proven ability to drive positive results through economic cycles and seasonal variability give us confidence in our ability to deliver growth in fiscal 2024,” continued Olson. "We anticipate homeowner markets will begin stabilizing this spring, following last year’s combination of macro factors and weather patterns that resulted in elevated field inventories of lawn care products. We expect incremental growth from our expanded mass retailer channel will help offset this dynamic. We also expect benefits from the sustained demand in our underground and specialty construction, and golf and grounds businesses. With this demand, order backlog for these businesses remains elevated, and we intend to continue flexing production within our existing facilities to improve lead times and better serve our customers.

“Our commitment to delivering superior innovation and customer care continues to drive our market leadership, supported by our strong balance sheet, disciplined capital allocation, and outstanding team of employees and channel partners. We are prioritizing investments in advanced technologies and solutions that we expect will drive long-term profitable growth and value for all stakeholders. For example, we are leveraging our proprietary Hypercell™ smart battery system to accelerate the development of high-powered sustainable solutions for professional segment markets, such as our new Groundsmaster® e3200 out-front rotary mower. We also continue to drive productivity and operational excellence across the enterprise, including the more than $100 million of annualized cost savings we expect to realize by fiscal 2027 with AMP, the multi-year initiative we announced last quarter,” concluded Olson.
For fiscal 2024, the company continues to expect low-single-digit total company net sales growth and *adjusted diluted EPS in the range of $4.25 to $4.35. This guidance is based on current visibility, and assumes continued strong demand and more stable supply for businesses with elevated order backlog, a continuation of macro factors that have driven increased consumer and channel caution, and manufacturing inefficiencies as production and inventory levels continue to be adjusted to market conditions. This guidance also considers the below-average snowfall activity year-to-date, assumes weather patterns aligned with historical averages for the remainder of the year, and includes the expected incremental impact of an expanded residential segment mass channel.
FIRST-QUARTER FISCAL 2024 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	FY24 Q1	FY23 Q1	% Change	FY24 Q1	FY23 Q1	% Change
Net Sales	$1,001.9	$1,148.8	(13)%	$1,001.9	$1,148.8	(13)%
Net Earnings	$64.9	$106.9	(39)%	$66.5	$103.6	(36)%
Diluted EPS	$0.62	$1.01	(39)%	$0.64	$0.98	(35)%

FIRST-QUARTER FISCAL 2024 SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the first quarter were $756.5 million, down 14.1% from $880.7 million in the same period last year. The decrease was primarily driven by lower shipments of zero-turn mowers, and snow and ice management products, partially offset by higher shipments of underground and specialty construction products, and golf and grounds equipment.
•Professional segment earnings for the first quarter were $112.8 million, down 21.7% from $144.1 million in the same period last year, and when expressed as a percentage of net sales, 14.9%, down from 16.4% in the prior-year period. The decrease was primarily due to lower net sales volume, partially offset by favorable product mix.
Residential Segment
•Residential segment net sales for the first quarter were $240.1 million, down 9.3% from $264.6 million in the same period last year. The decrease was primarily driven by lower shipments of snow products and zero-turn mowers, partially offset by higher shipments of walk-power mowers and portable power products.
•Residential segment earnings for the first quarter were $23.5 million, down 37.8% from $37.8 million in the same period last year, and when expressed as a percentage of net sales, 9.8%, down from 14.3% in the prior-year period. The year-over-year decrease was largely driven by product mix.
OPERATING RESULTS
Gross margin and *adjusted gross margin for the first quarter were both 34.4%, down slightly from 34.5% for both in the same prior-year period. The slight decrease was primarily due to unfavorable product mix within the residential segment, mostly offset by favorable product mix within the professional segment.
SG&A expense as a percentage of net sales for the first quarter was 25.6%, compared with 22.6% in the prior-year period. The increase was primarily driven by lower net sales volume.
Operating earnings as a percentage of net sales were 8.8% for the first quarter, compared with 11.9% in the same prior-year period. *Adjusted operating earnings as a percentage of net sales for the first quarter were 9.2%, compared with 11.9% in the same prior-year period.
Interest expense was $16.2 million for the first quarter, up $2.1 million from the same prior-year period. This increase was primarily driven by higher average interest rates and higher average outstanding borrowings.
The reported effective tax rate for the first quarter was 19.0%, compared with 18.6% in the same prior year period. The increase was primarily due to lower tax benefits recorded as excess tax deductions for stock-based compensation in the current-year period, partially offset by a more favorable geographic mix of earnings. The *adjusted effective tax rate for the first quarter was 20.8% compared with 21.4% in the same prior year period. The year-over-year difference was primarily driven by the geographic mix of earnings.

*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
March 7, 2024 at 10:00 a.m. CST
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on March 7, 2024. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.55 billion in fiscal 2023, The Toro Company’s global presence extends to more than 125 countries through a portfolio of brands that includes Toro, Ditch Witch, Exmark, Spartan, BOSS, Ventrac, American Augers, Trencor, Pope, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and our related earnings call reference certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and our related earnings call that are utilized as measures of our liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to its regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2024 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2024 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2024 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2024 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2024 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “anticipate,” “believe,” “become,” “can,” “continue,” “could,” “encourage,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “improve,” “intend,” “likely,” “looking ahead,” “may,” “optimistic,” “outlook,” “plan,” “possible,” “potential,” “pro forma,” “project,” “promise,” “pursue,” “should,” “strive,” “target,” “will,” “would,” “seek,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2024 financial guidance, expectations regarding demand trends, supply chain stabilization and AMP, and other statements made under the "Outlook" section of this release. Particular risks and uncertainties that may affect the company’s operating results or financial position or cause actual events and results to differ materially from those projected or implied include: adverse worldwide economic conditions, including inflationary pressures and higher interest rates; the effect of abnormal weather patterns; customer, government and municipal revenue, budget spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics, and resins; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; risks associated with acquisitions and dispositions; impacts of the company’s AMP initiative and any future restructuring activities or productivity or cost savings initiatives; COVID-19 related factors, risks and challenges; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; management of strategic partnerships, key customer relationships, alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per-share data)

	Three Months Ended
	February 2, 2024	February 3, 2023
Net sales	$1,001.9	$1,148.8
Cost of sales	657.4	752.9
Gross profit	344.5	395.9
Gross margin	34.4%	34.5%
Selling, general and administrative expense	255.9	259.5
Operating earnings	88.6	136.4
Interest expense	(16.2)	(14.1)
Other income, net	7.7	9.0
Earnings before income taxes	80.1	131.3
Income tax provision	15.2	24.4
Net earnings	$64.9	$106.9

Basic net earnings per share of common stock	$0.62	$1.02

Diluted net earnings per share of common stock	$0.62	$1.01

Weighted-average number of shares of common stock outstanding — Basic	104.4	104.5

Weighted-average number of shares of common stock outstanding — Diluted	104.7	105.6

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended
Segment net sales	February 2, 2024	February 3, 2023
Professional	$756.5	$880.7
Residential	240.1	264.6
Other	5.3	3.5
Total net sales*	$1,001.9	$1,148.8

*Includes international net sales of:	$205.0	$245.4

	Three Months Ended
Segment earnings (loss) before income taxes	February 2, 2024	February 3, 2023
Professional	$112.8	$144.1
Residential	23.5	37.8
Other	(56.2)	(50.6)
Total segment earnings before income taxes	$80.1	$131.3

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in millions)

	February 2, 2024	February 3, 2023	October 31, 2023
ASSETS
Cash and cash equivalents	$198.5	$174.0	$193.1
Receivables, net	489.1	377.3	407.4
Inventories, net	1,177.1	1,131.4	1,087.8
Prepaid expenses and other current assets	101.8	75.0	110.5
Total current assets	1,966.5	1,757.7	1,798.8

Property, plant, and equipment, net	639.2	584.1	641.7
Goodwill	451.2	584.6	450.8
Other intangible assets, net	531.5	577.1	540.1
Right-of-use assets	121.8	74.6	125.3
Investment in finance affiliate	48.4	45.7	50.6
Deferred income taxes	20.3	11.7	14.2
Other assets	22.2	19.4	22.8
Total assets	$3,801.1	$3,654.9	$3,644.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$6.8	$—	$—
Accounts payable	421.8	475.2	430.0
Accrued liabilities	474.5	496.8	499.1
Short-term lease liabilities	18.8	16.0	19.5
Total current liabilities	921.9	988.0	948.6

Long-term debt, less current portion	1,179.8	1,091.0	1,031.5
Long-term lease liabilities	108.4	60.7	112.1
Deferred income taxes	0.4	31.4	0.4
Other long-term liabilities	42.7	39.6	40.8

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	104.0	104.3	103.8
Retained earnings	1,478.9	1,368.5	1,444.1
Accumulated other comprehensive loss	(35.0)	(28.6)	(37.0)
Total stockholders’ equity	1,547.9	1,444.2	1,510.9
Total liabilities and stockholders’ equity	$3,801.1	$3,654.9	$3,644.3

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended
	February 2, 2024	February 3, 2023
Cash flows from operating activities:
Net earnings	$64.9	$106.9
Adjustments to reconcile net earnings to net cash used in operating activities:
Non-cash income from finance affiliate	(5.0)	(3.8)
Distributions from (contributions to) finance affiliate, net	7.2	(2.6)
Depreciation of property, plant, and equipment	22.0	19.2
Amortization of other intangible assets	8.7	9.1
Stock-based compensation expense	8.4	5.2
Other	1.1	—
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(80.2)	(42.5)
Inventories, net	(86.4)	(76.8)
Other assets	6.5	(1.6)
Accounts payable	(10.3)	(103.6)
Other liabilities	(29.1)	21.6
Net cash used in operating activities	(92.2)	(68.9)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(19.1)	(29.3)
Proceeds from insurance claim	—	7.1
Proceeds from asset disposals	—	0.3
Net cash used in investing activities	(19.1)	(21.9)

Cash flows from financing activities:
Net borrowings under the revolving credit facility[1]	155.0	100.0
Proceeds from exercise of stock options	1.5	14.0
Payments of withholding taxes for stock awards	(2.2)	(2.6)
Dividends paid on TTC common stock	(37.6)	(35.5)
Other	(2.6)	(1.5)
Net cash provided by financing activities	114.1	74.4

Effect of exchange rates on cash and cash equivalents	2.6	2.2

Net increase (decrease) in cash and cash equivalents	5.4	(14.2)
Cash and cash equivalents as of the beginning of the fiscal period	193.1	188.2
Cash and cash equivalents as of the end of the fiscal period	$198.5	$174.0
1    Presentation of prior year revolving credit facility and long-term debt activity has been conformed to the current year presentation. There was no change to net cash provided by financing activities.

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and our related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the three month periods ended February 2, 2024 and February 3, 2023:

	Three Months Ended
	February 2, 2024	February 3, 2023
Gross profit	$344.5	$395.9
Acquisition-related costs[1]	—	0.2
Adjusted gross profit	$344.5	$396.1

Operating earnings	$88.6	$136.4
Acquisition-related costs[1]	—	0.5
Productivity initiative[2]	3.9	—
Adjusted operating earnings	$92.5	$136.9

Operating earnings margin	8.8%	11.9%
Productivity initiative[2]	0.4%	—%
Adjusted operating earnings margin	9.2%	11.9%

Earnings before income taxes	$80.1	$131.3
Acquisition-related costs[1]	—	0.5
Productivity initiative[2]	3.9	—
Adjusted earnings before income taxes	$84.0	$131.8

Income tax provision	$15.2	$24.4
Acquisition-related costs[1]	—	0.2
Productivity initiative[2]	0.8	—
Tax impact of share-based compensation[3]	1.5	3.6
Adjusted income tax provision	$17.5	$28.2

Net earnings	$64.9	$106.9
Acquisition-related costs, net of tax[1]	—	0.3
Productivity initiative, net of tax[2]	3.1	—
Tax impact of share-based compensation[3]	(1.5)	(3.6)
Adjusted net earnings	$66.5	$103.6

Net earnings per diluted share	$0.62	$1.01
Productivity initiative, net of tax[2]	0.03	—
Tax impact of share-based compensation[3]	(0.01)	(0.03)
Adjusted net earnings per diluted share	$0.64	$0.98

Effective tax rate	19.0%	18.6%
Tax impact of share-based compensation[3]	1.8%	2.8%
Adjusted effective tax rate	20.8%	21.4%
1    On January 13, 2022, the company completed the acquisition of Intimidator Group. Acquisition-related costs for the three month period ended February 3, 2023 represent integration costs.
2    In the first quarter of fiscal 2024, the company launched the "Amplifying Maximum Productivity" or AMP initiative. The company considered the nature, frequency, and scale of this initiative compared to prior productivity initiatives when determining that the expenses associated with AMP, unlike prior productivity initiatives, are not common, normal, recurring operating expenses and are not representative of the company's ongoing business operations. Productivity initiative charges for the three month period ended February 2, 2024 primarily represent third-party consulting costs.

3    The accounting standards codification guidance governing employee stock-based compensation requires that any excess tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact our net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three month periods ended February 2, 2024 and February 3, 2023.
Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, net of proceeds from insurance claim. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business.
The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the three month periods ended February 2, 2024 and February 3, 2023:

	Three Months Ended
(Dollars in millions)	February 2, 2024	February 3, 2023
Net cash used in operating activities	$(92.2)	$(68.9)
Less: Purchases of property, plant and equipment, net of proceeds from insurance claim	19.1	22.2
Free cash flow	(111.3)	(91.1)
Net earnings	$64.9	$106.9
Free cash flow conversion percentage	(171.5)%	(85.2)%
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